Exhibit 99.1

eBay Announces Expiration and Results of Tender Offer for Any and All of its 2.60% Notes due 2022

March 24, 2021

SAN JOSE, Calif., March 24, 2021 /PRNewswire/ -- eBay Inc. (Nasdaq: EBAY) (the “Company”) announced today the expiration and results of the previously announced cash tender offer (the “Offer”) for any and all of its outstanding $1 billion aggregate principal amount 2.60% Notes due 2022 (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated March 17, 2021 (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). The Offer to Purchase and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.”

As of the expiration of the Offer, which was 5:00 p.m., New York City time, on March 23, 2021, the aggregate principal amount of the Notes that have been validly tendered and delivered and not validly withdrawn was $394,400,000, representing 39.44% of the $1,000,000,000 aggregate outstanding principal amount of the Notes. These amounts exclude $1,337,000 aggregate principal amount of the Notes tendered pursuant to the guaranteed delivery procedures (the “Guaranteed Delivery Procedures”) described in the Offer to Purchase. Payment for the Notes purchased pursuant to the Offer is intended to be made on or around March 24, 2021 (the “Settlement Date”), except for those Notes validly tendered and delivered pursuant to the Guaranteed Delivery Procedures. Payment for the Notes tendered pursuant to a Notice of Guaranteed Delivery and purchased pursuant to the Offer is intended to be made on or around March 26, 2021 (the “Guaranteed Delivery Settlement Date”).

As previously announced, the “Tender Offer Consideration” is $1,024.39 for each $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Settlement Date, payable on the Settlement Date or the Guaranteed Delivery Settlement Date, as applicable.

BofA Securities acted as Dealer Manager for the Offer and D.F. King & Co., Inc. acted as the Tender and Information Agent for the Offer.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes. The Offer is being made pursuant to the Offer Documents, including the Offer to Purchase that the Company has distributed to holders of the Notes. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled $100 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.